 CONFIRMING STATEMENT

        This Statement confirms that the undersigned has authorized and designated the Corporate Secretary or the Assistant Corporate Secretary of AGL Resources Inc. to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of AGL Resources Inc.  The authority of the Corporate Secretary or the Assistant Corporate Secretary of AGL Resources Inc. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of AGL Resources Inc., unless earlier revoked in writing.  The undersigned acknowledges that the Corporate Secretary or the Assistant Corporate Secretary of AGL Resources Inc. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date: April 27, 2010                   /s/ Peter I. Tumminello                           Peter I. Tumminello

O:\AGSC\Executive\DEPTS\1466\Corp_Sec\Section16 (includes filing codes)\Confirming Statement - Tumminello 04-10.doc